Exhibit 99.1

DallasNews Corporation Announces First Quarter 2024 Financial Results

DALLAS –  DallasNews Corporation (Nasdaq: DALN) (the “Company”) today reported a  first quarter 2024 net loss of $1.4 million, or $(0.25) per share, and an operating loss of $1.8 million.  In the first quarter of 2023,  the Company reported a  net loss  of  $2.6 million, or $(0.49) per share, and an operating loss of $2.8 million.

For the first quarter of 2024, on a non-GAAP basis, DallasNews reported an operating loss adjusted for certain items (“adjusted operating loss”) of $0.8 million, an improvement of $1.4 million or 64.0 percent when compared to an adjusted operating loss of $2.2 million reported in the first quarter of 2023. The improvement is primarily due to expense savings of $2.5 million in distribution, $1.6 million in employee compensation and benefits, and $0.9 million in newsprint, partially offset by a total revenue decline of $4.1 million. The $2.5 million expense savings in distribution and total revenue decline of $4.1 million are primarily the result of the Company’s strategic decision to exit its shared mail program to deliver weekly preprints and discontinue print-only editions of its niche publications at the end of  August 2023.

Grant Moise, Chief Executive Officer, said,  “I am pleased with the progress we saw in the first quarter reducing our adjusted operating loss 64 percent on a year-over-year basis. This improvement is consistent with the Company’s Return to Growth Plan and reassures me we are on the right path towards future profitability. From its inception, the Return to Growth Plan was designed to allow the Company to maintain a newsroom large enough to provide the North Texas market with exceptional journalism that responsibly serves over eight million residents, and we remain committed to this essential element of our Plan.

DallasNews Corporation Announces First Quarter 2024 Financial Results

May 15, 2024

“Yesterday we announced that we will be relocating and streamlining our print operations from Plano to a smaller facility in Carrollton. We expect this transition to be completed in early 2025 and to generate $5.0 million of annualized operating expense savings, which is a pivotal step in our path to become a sustainably profitable enterprise. While we make this transition, we will evaluate opportunities for the 29 acres of property that we own in Collin County, including a potential sale.”

First Quarter Results

Total revenue was $31.1 million in the first quarter of 2024,  a decrease of $4.1 million or 11.6 percent when compared to the first quarter of 2023.

Revenue from advertising and marketing services, including print and digital revenues, was $11.6 million in the  first quarter of 2024,  a decrease of $3.7 million or 23.9 percent when compared to the $15.3 million reported for the first quarter of 2023. The decline is primarily due to a $3.6 million decrease in preprint advertising revenue as a result of the Company ending its shared mail program.

Circulation revenue was $16.3 million in the first quarter of 2024,  an increase of $0.3 million or 1.8 percent when compared to the $16.0 million reported for the first quarter of 2023. The digital-only subscription revenue increase of $0.9 million or 25.2 percent offset the print circulation revenue decline of $0.6 million or 5.0 percent.

Printing, distribution and other revenue was $3.2 million, a decrease of $0.7 million or 18.7 percent when compared to the first quarter of 2023, primarily due to a decline in revenue from commercial printing and distribution, and mailed advertisements for business customers.

DallasNews Corporation Announces First Quarter 2024 Financial Results

May 15, 2024

Total consolidated operating expense in the first quarter of 2024, on a GAAP basis, was $32.9 million, an improvement of $5.1 million or 13.4 percent when compared to the first quarter of 2023. The improvement is primarily due to expense savings of $2.5 million in distribution, $1.3 million in employee compensation and benefits,  including severance, and $0.9 million in newsprint.

On a non-GAAP basis, adjusted operating expense was $31.9 million, an improvement of $5.5 million or 14.7 percent when compared to the first quarter of 2023.

As of March 31,  2024,  the Company had 531 employees, a headcount decrease of 121 or 18.6 percent when compared to the prior year period, resulting from the 2023 Voluntary Severance Program participants and additional first quarter headcount reductions. Cash and cash equivalents along with short-term investments were $18.4 million and the Company had no debt.

DallasNews Corporation Announces First Quarter 2024 Financial Results

May 15, 2024

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

DallasNews Corporation Announces First Quarter 2024 Financial Results

May 15, 2024

Financial Results Conference Call

DallasNews Corporation will conduct a conference call on Thursday,  May 16, 2024, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at investor.dallasnewscorporation.com/events.  An archive of the webcast will be available at dallasnewscorporation.com in the Investor Relations section.

To access the listen-only conference call, dial 1-844-291-4185 and enter the following access code when prompted:  6757376.  A replay line will be available at 1-866-207-1041 from  12:00 p.m. CDT on May 16, 2024 until 11:59 p.m. CDT on May 22, 2024.  The access code for the replay is 4664664.

DallasNews Corporation Announces First Quarter 2024 Financial Results

May 15, 2024

About DallasNews Corporation

DallasNews Corporation is the Dallas-based holding company of The Dallas Morning News and Medium Giant. The Dallas Morning News is Texas’ leading daily newspaper with an excellent journalistic reputation, intense regional focus and close community ties. With offices in Dallas and Tulsa, Medium Giant is a full-service advertising agency dedicated to designing, creating and delivering stories that drive customers to act. For additional information, visit dallasnewscorporation.com or email invest@dallasnews.com.

Statements in this communication concerning the Company’s planned transition of print operations, expected capital investments and expense savings related to the transition, the Company’s business outlook or future economic performance, revenues, expenses, cash balance, investments, business initiatives, working capital, dividends, future financings, and other financial and non-financial items that are not historical facts are “forward-looking statements” as the term is defined under applicable federal securities laws. Words such as “anticipate,” “assume,” “believe,” “can,” “could,” “estimate,” “forecast,” “intend,” “expect,” “may,” “project,” “plan,” “seek,” “should,” “target,” “will,” “would” and their opposites and similar expressions are intended to identify forward-looking statements. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those set forth in forward-looking statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; volatility in the North Texas real estate market; consumers’ tastes; newsprint and distribution prices; program costs; the Company’s ability to successfully execute the Return to Growth Plan; the success of the Company’s digital strategy; labor relations; cybersecurity incidents; and technological obsolescence. Among other risks, there can be no guarantee that the board of directors will approve dividends in the future or that the Company’s financial projections are accurate, as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

DallasNews Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2024	2023
Net Operating Revenue:
Advertising and marketing services	$11,646	$15,309
Circulation	16,300	16,011
Printing, distribution and other	3,156	3,882
Total net operating revenue	31,102	35,202
Operating Costs and Expense:
Employee compensation and benefits	16,117	17,373
Other production, distribution and operating costs	15,059	18,028
Newsprint, ink and other supplies	1,284	2,184
Depreciation	398	373
Total operating costs and expense	32,858	37,958
Operating loss	(1,756)	(2,756)
Other income, net	611	362
Loss Before Income Taxes	(1,145)	(2,394)
Income tax provision	218	232
Net Loss	$(1,363)	$(2,626)

Per Share Basis (1)
Net loss
Basic	$(0.25)	$(0.49)
Number of common shares used in the per share calculation:
Basic	5,352,490	5,352,490

(1)

The Company’s Series A and Series B common stock equally share in the distributed and undistributed earnings. There were no options or RSUs outstanding as of March 31,  2024 and 2023, that would result in dilution of shares or the calculation of EPS under the two-class method as prescribed under ASC 260 – Earnings Per Share.

DallasNews Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2024	2023
Assets
Current assets:
Cash and cash equivalents	$7,946	$11,697
Short-term investments	10,478	10,781
Accounts receivable, net	8,582	9,923
Other current assets	6,508	4,532
Total current assets	33,514	36,933
Property, plant and equipment, net	6,767	7,099
Operating lease right-of-use assets	15,652	16,141
Deferred income taxes, net	260	271
Other assets	1,785	1,790
Total assets	$57,978	$62,234
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,660	$3,963
Accrued compensation and other current liabilities	7,878	10,449
Contract liabilities	10,593	9,511
Total current liabilities	22,131	23,923
Long-term pension liabilities	16,766	17,353
Long-term operating lease liabilities	16,356	16,924
Other liabilities	1,028	1,076
Total liabilities	56,281	59,276
Contingent liabilities
Total shareholders' equity	1,697	2,958
Total liabilities and shareholders’ equity	$57,978	$62,234

DallasNews Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended March 31,
In thousands (unaudited)	2024	2023
Total net operating revenue	$31,102	$35,202
Total operating costs and expense	32,858	37,958
Operating Loss	$(1,756)	$(2,756)

Total operating costs and expense	$32,858	$37,958
Less:
Depreciation	398	373
Severance expense	578	217
Adjusted Operating Expense	$31,882	$37,368

Total net operating revenue	$31,102	$35,202
Adjusted operating expense	31,882	37,368
Adjusted Operating Loss	$(780)	$(2,166)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, severance expense, (gain) loss on sale/disposal of assets, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.